UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

__________________

February 20, 2013

Date of Report (Date of Earliest event reported)

TEXAS GULF ENERGY, INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Nevada	333-149857	26-0338889
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1602 Old Underwood Road, La Porte, TX	77571
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(281) 867-8500

N/A

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On February 20, 2013, following the receipt by David Mathews, Chief Executive Officer of Texas Gulf Energy, Incorporated (the “Company”), of inquiries from various industry participants regarding the possible sale or merger of one or more of the Company's wholly-owned operating subsidiaries, the Company's board of directors (the “Board”) voted unanimously to direct the executive officers of the Company to pursue any such strategic alternatives that would maximize the Company's value to its stockholders, including a possible sale, joint venture or merger of one or more of the Company's subsidiaries. There is no assurance that these efforts will result in the commencement of any particular transaction or that such transaction would be successfully consummated. At the time of this filing, no transaction has been agreed to definitively, formally or informally.

The information in this Item 7.01 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01. Other Events.

The Company has received notification that a legal action has been initiated with the Republic of the Philippines, Department of Labor and Employment, National Labor Relations Commission by Benjamin A. Villego against International Plant Services, L.L.C. (“IPS”), a wholly owned subsidiary of the Company, MBC Human Resources Corporation (“MBC”), a Philippines corporation, and Nida P. Sarmiento, President of MBC. The action alleges that wages and food allowances are owed to Mr. Villego. MBC is majority owned and controlled by Noureddine Ayed and Karim Ayed, both of whom are majority shareholders of the Company, members of the Board, and comprise the Executive Committee of the Board. IPS and the Company have agreements with MBC to provide the training and processing of guest workers from the Philippines and to pay MBC a fee based upon hours worked by the guest workers. The Company believes that Mr. Villego's claim is without merit and intends to vigorously defend IPS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2013	TEXAS GULF ENERGY, INCORPORATED

	By:	/s/ Craig Crawford
Name: Craig Crawford Title: Chief Financial Officer